-- Highly Confidential -- Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC(“Centerview”) for use solely by the Board of Directors of Blazing Star in connection with its evaluation of a proposed transaction involving Blazing Star and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Blazing Star and Saturn(“Defined term for other relevantparty”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Blazing Star and Saturn. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Blazing Star or any other entity, or concerning the solvency or fair value of Blazing Star or any other entity. With respect to financial forecasts Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Blazing Star as to the future financial performance of Blazing Star, and at your direction Centerview has relied upon such forecasts, as provided by BlazingStar’s management, with respect to Blazing Star. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion ofCenterview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to beCenterview’s view of the actual value of Blazing Star. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Blazing Star (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Blazing Star or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

[***] indicates information has been omitted on the basis of a confidential -- Highly Confidential -- treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Preliminary Illustrative Analysis at Various Prices Saturn’s Latest Verbal Saturn Face Upfront Cash Offer Value of Offer Unaffected Illustrative Share Price Range $8.85 $11.25 $11.50 $11.75 $12.00 $12.25 $12.50 $12.75 $13.00 $13.25 $13.50 $13.75 $14.00 Premium / (Discount) to Unaffected (12/9/24) Metric – 27% 30% 33% 36% 38% 41% 44% 47% 50% 53% 55% 58% Premium / (Discount) to Current (2/7/25) $10.12 (13%) 11% 14% 16% 19% 21% 24% 26% 28% 31% 33% 36% 38% Premium / (Discount) to Unaffected 90-day VWAP $9.37 (6%) 20% 23% 25% 28% 31% 33% 36% 39% 41% 44% 47% 49% Premium / (Discount) to Unaffected 30-day VWAP $8.95 (1%) 26% 28% 31% 34% 37% 40% 42% 45% 48% 51% 54% 56% # Diluted Shares Outstanding 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 889.2 Equity Value $7.9 $10.0 $10.2 $10.4 $10.7 $10.9 $11.1 $11.3 $11.6 $11.8 $12.0 $12.2 $12.4 (1) 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 (+) Net Debt and Debt-Like Items (2) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) (1.5) Equity Method Investments Implied Enterprise Value $21.6 $23.8 $24.0 $24.2 $24.4 $24.7 $24.9 $25.1 $25.3 $25.5 $25.8 $26.0 $26.2 (3) Memo: Mangagement Implied Multiples Adj. EBITDA EV / FY'25 Adj. EBITDA $3.4 6.3x 6.9x 7.0x 7.0x 7.1x 7.1x 7.2x 7.3x 7.3x 7.4x 7.5x 7.5x 7.6x EV / FY'26 Adj. EBITDA 3.7 5.9x 6.5x 6.5x 6.6x 6.6x 6.7x 6.8x 6.8x 6.9x 6.9x 7.0x 7.1x 7.1x (4) Adj. EPS FY'25 P / E $1.73 5.1x 6.5x 6.6x 6.8x 6.9x 7.1x 7.2x 7.4x 7.5x 7.7x 7.8x 7.9x 8.1x FY'26 P / E $1.61 5.5x 7.0x 7.1x 7.3x 7.5x 7.6x 7.8x 7.9x 8.1x 8.2x 8.4x 8.5x 8.7x Source: Blazing Star management and FactSet as of February 7, 2025. Note: Dollars in billions except for per share figures and unless otherwise stated. (1) Figure includes $6,523mm net debt reflecting cash pro forma for early settlement of 2026 Cencora VPFs, , $980mm capital leases, [***] $3,760mm opioid liability, $2,471mm dark rent, $374mm after-tax Everly settlement per management and $439mm pension liability. (2) Includes $599mm Cencora pro forma for early settlement of 2026 Cencora VPFs, $514mm BrightSpring and $415mm other investments. (3) Removes Cencora AOI contribution and pro-rata share of non-owned VillageMD Adj. EBITDA (~47%). (4) EPS figures updated for diluted share [***] count of 889mm shares, , interest savings from suspension of future dividend payments, net of tax, and incremental 2 [***] interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm of settlement at FYE 2025, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt.

– Highly Confidential –

Financial Analyses Discussed with Board on February 4th

- Analyst Price Targets: Sell-Side analyst 12-month forward price targets have a median of $11 (low of $7 and high of $15) - 12 of 14 analysts at $12 or lower

- Future Share Price: Yields present value of future share price of ~$9 to ~$12 per share, assuming 6.0-7.5x NTM P/E (vs. unaffected(1) of 5.1x)

- Discounted Cash Flow: Implies value of ~$9.75 to ~$18.00 per share, with two-thirds of value being driven by the terminal value and expectations for enduring stability in performance

- Sum-of-the-Parts: Implies value of ~$8 to ~$14 per share; uncertainties around USRP and VMD contribute to the width of the range

- Precedent Transaction Premiums: Premiums in comparably sized public company go-private transactions have a median of 30% and for companies with comparable financial characteristics (revenue and EBITDA growth), the premiums are ~20%

Note: Valuation summary reflects valuation presented to the Blazing Star Board on February 4th, 2025.
(1) Based on unaffected share price of $8.85 as of December 9th, 2024; represents FY'25E P/E.

Centerview Partners 3